FORM 15

          [Adopted in Release No. 34-20784 (P. 83,508), March 22, 1984,
                    effective March 30, 1984, 49 F.R. 12688.]

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15
          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                    and 15(d) of the Securities Exchange Act
                                    of 1934.

                          Commission File Number 0-6731
                                                 ------
                              C. R. Anthony Company
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             (Exact name of registrant as specified in its charter)
                         710 N. Broadway, P.O. Box 25725
                   Oklahoma City, OK 73125-0725 (405) 278-7400
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                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                           Common Stock par value $.01
          -------------------------------------------------------------
            (Title of each class of securities covered by this Form)


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              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [x]            Rule 12h-3(b)(1)(ii)    [ ]
       Rule 12g-4(a)(1)(ii)   [ ]             Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(i)   [ ]            Rule 12h-3(b)(2)(ii)    [ ]
       Rule 12g-4(a)(2)(ii)   [ ]                     Rule 15d-6     [ ]
        Rule 12h-3(b)(1)(i)   [ ]

         Approximate number of holders of record as of the certification or notice date:

        0
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         Pursuant to the requirements of the Securities Exchange Act of 1934
(Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: 7/15/97                        BY:   Charles M. Sledge
      ------------------                   ----------------------------
                                           Name:  Charles M. Sledge
                                           Title: Vice President, Controller